Artisan Partners Asset Management Inc. Reports March 2020 Assets Under Management
Milwaukee, WI - April 9, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of March 31, 2020 totaled $95.2 billion. Separate accounts1 accounted for $50.8 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $44.4 billion.
As of the date of this filing, firm-wide year-to-date net client cash flows are positive. We are providing this interim update on cash flows in light of recent market volatility and increased client and prospect inquiries about the recent demand for our investment strategies. We will provide more detail and an update on year-to-date client cash flows with our first quarter earnings reporting.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of March 31, 2020 - ($ Millions)
Growth Team
Global Opportunities	$16,542
Global Discovery	764
U.S. Mid-Cap Growth	9,273
U.S. Small-Cap Growth	3,112
Global Equity Team
Global Equity	1,489
Non-U.S. Growth	18,423
Non-U.S. Small-Mid Growth	2,112
U.S. Value Team
Value Equity	2,355
U.S. Mid-Cap Value	2,618
International Value Team
International Value	15,895
Global Value Team
Global Value	13,691
Select Equity	10
Sustainable Emerging Markets Team
Sustainable Emerging Markets	377
Credit Team
High Income	3,252
Developing World Team
Developing World	3,366
Thematic Team
Thematic	1,281

Other Assets Under Management[2]	664
Total Firm Assets Under Management ("AUM")	$95,224
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.
ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.